Exhibit 8.2

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

March 29, 2017

Altimmune, Inc.

19 Firstfield Road

Gaithersburg, MD 20878

Re:	Registration Statement on Form S-4
Registration No. 333-215891

Ladies and Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization involving the exchange of stock of Altimmune, Inc. a Delaware corporation (the “Company”), for common stock of PharmAthene, Inc. a Delaware corporation (“Parent”). In the reorganization, Mustang Merger Sub Corp I Inc., (“Merger Sub Corp”), a Delaware corporation and a direct wholly-owned subsidiary of Parent will merge with and into the Company, with the Company as the surviving corporation in such merger (such merger, “Merger 1”) and with the exchange of stock of the Company for common stock of Parent to occur by operation of Merger 1, and immediately thereafter, the Company will merge with and into Mustang Merger Sub II LLC (“Merger Sub LLC”), a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, with Merger Sub LLC as the surviving entity in such merger (such merger, “Merger 2,” and together with Merger 1, the “Merger”), pursuant to the Agreement and Plan of Merger dated as of January 18, 2017 and as amended on March 29, 2017 (the “Merger Agreement”), in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Parent. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement (and the Proxy/Prospectus contained therein), the Merger Agreement and the certificates that have been provided by the Company, Parent, Merger Sub Corp and Merger Sub LLC to the undersigned (the “Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete, that the representations made by the Company, Parent, Merger Sub Corp and Merger Sub LLC in the Certificates are true and correct now and will continue to be true and correct as of the Effective Time of the Merger, that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, and (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms of the Merger Agreement. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to Delaware statutes and as a result of which the following events will occur simultaneously at the Effective Time: (i) first simultaneously, (A) all of the assets and liabilities of Merger Sub Corp become the assets and liabilities of the Company and (B) Merger Sub Corp’s separate legal existence ceases for all legal purposes, each simultaneously, and then (ii) simultaneously, (A) all of the assets and liabilities of the of the Company become the assets and liabilities of Merger Sub LLC and (B) the Company’s separate legal existence ceases for all legal purposes.

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March 29, 2017

Opinion

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that (a) the discussion set forth in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects and (b) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumptions that the facts and information contained in the Registration Statement are true, correct and complete and that the representations made by the Company, Parent, Merger Sub Corp and Merger Sub LLC in the Certificates are true and correct now and will continue to be true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Merger and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material United States federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully yours,

/s/ Proskauer Rose LLP